Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Thursday, March 1, 2007	Rich Sheffer, DCI (952) 887-3753

DONALDSON COMPANY ACQUIRES AEROSPACE FILTRATION SYSTEMS, INC.

MINNEAPOLIS, MN (Mar. 1, 2007) — Donaldson Company, Inc. (NYSE:DCI) announced today that it has acquired 100 percent of the shares of Aerospace Filtration Systems, Inc. (“AFS”) from Westar Aerospace and Defense Group, Inc. Terms of the acquisition were not disclosed.

AFS, based in St. Charles, Mo., is the industry leader in designing, developing and manufacturing high-performance air filters for commercial and military aircraft. AFS had annual sales of approximately $18 million in calendar year 2006.

“The acquisition of AFS compliments our existing aerospace filtration business well,” said Lowell Schwab, Senior Vice President, Engine Systems and Parts. “Donaldson and AFS have already worked jointly over the last year to apply our media technology to AFS’s military and commercial aircraft systems. The acquisition of AFS allows us to further combine our filtration and manufacturing capabilities with AFS’s strong market position.”

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of air and liquid filtration systems and replacement parts that improve people’s lives, enhance our Customers’ equipment performance and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for diesel engine equipment and industrial filtration solutions through innovative research and development, superior technology, and global presence. Our 12,000 employees contribute to the company’s success by supporting our Customers at more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 Index, and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

About Westar Aerospace and Defense Group, Inc.

Headquartered in St. Louis, Mo., Westar Aerospace and Defense Group, Inc. is a systems engineering contractor with more than 1,200 professionals around the world dedicated to providing high-value engineering, software solutions, logistics and IT support services to the U.S. Department of Defense, allied governments and select commercial customers. Westar is a wholly owned subsidiary of UK-based QinetiQ (LSE:QQ), an international defense and security technology company with approximately 2,500 employees in the U.S.

For more information on Westar Aerospace & Defense Group: www.westar.com.

# # #